EXHIBIT 99.1

Evolving Systems Reports First Quarter 2017 Financial Results and Announces Acquisition of Business Logic Systems to Expand into Mobile Customer Value Management and Monetization

•                  Q1 net income up 128%, operating income up 205% YOY with EPS of $0.08 vs. $0.04; 36th consecutive profitable quarter

•                  Q1 adjusted EBITDA up 5% YOY with 74% gross margins and 32% adjusted EBITDA margins

•                  Continued momentum in Managed Service customer wins and Company transformation

ENGLEWOOD, Colorado — May 11, 2017 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in consumer lifecycle engagement, analytics and monetization solutions for connected mobile devices worldwide, today announced a definitive agreement to acquire UK-based Business Logic Systems Limited. Specific terms of the transaction, which is subject to customary closing conditions, will be disclosed in SEC filings. The Company will conduct a conference call today at 2:30 p.m. Mountain Time to discuss the proposed transaction as well as first quarter results. Details for the conference call are below.

Business Logic Systems (BLS), headquartered in Newbury, UK, specializes in data-driven customer value management and customer engagement solutions that have been implemented in over 20 mobile operators in Europe, Africa, Asia-Pacific and Latin America. BLS solutions turn customer data into actionable insights and personalized contextual offers. Customer engagement occurs through in-bound and out-bound offers and is further extended through a suite of loyalty and retention solutions.

Thomas Thekkethala, Chief Executive Officer of Evolving Systems, said, “We are pleased to announce the acquisition of BLS, a long-standing provider of digital customer engagement and customer value management expertise to wireless operators in emerging markets. The team, technologies and solutions at BLS will dovetail nicely with our Managed Services model and we consequently expect a speedy integration that should serve to strengthen our managed service offerings. The acquisition will also expand our global customer footprint through BLS’ long-standing relationships with a number of mobile operator groups. We expect this asset-purchase deal to close toward the end of the second quarter with the completion of transfer of customers and employees to Evolving Systems.

“We continue to reshape, refine and improve the way Evolving Systems is engaging and creating value for our customers,” Thekkethala added. “Carriers are increasingly recognizing our ability to help them to acquire and retain customers and to leverage their networks and customer data for upsell and monetization opportunities with our Managed Service business model. This model drives increased revenue for the carriers and should lead to more profitable and predictable recurring revenue streams for Evolving Systems.

“Our first quarter results reflect the benefits of this new model,” continued Thekkethala. “So far in 2017, we have announced new Managed Service deals with carriers around the world and we are also operating more profitably due to efficiencies achieved through our transition to the new model.

First quarter operating income more than tripled year over year — to $1.6 million from $0.5 million — and net income more than doubled — to $1.0 million, or $0.08 per share, from $0.4 million, or $0.04 per share, last year. As expected, revenue declined slightly year over year, reflecting our move away from the one-time software license model to a recurring revenue model that is expected to drive higher revenue over the full term of the customer relationship.”

First Quarter Results

The Company reported net income of $1.0 million, or $0.08 per diluted share, in the first quarter — up 128% from net income of $0.4 million, or $0.04 per diluted share, in the first quarter a year ago. First quarter gross margins were 74% compared with 78% in the same quarter last year. Operating income increased 205% to $1.6 million from $0.5 million. Adjusted EBITDA was up 5% to $1.9 million compared to $1.8 million and adjusted EBITDA margins grew to 32% from 28% a year ago. Cash flow from operations in the first quarter increased nearly $1.0 million year over year to $0.3 million from a negative $0.7 million a year ago. Revenue was $5.9 million compared to $6.5 million in the first quarter last year as the Company continued its transition away from a software license model with limited upside to a Managed Services model with potential for greater long-term revenue.

Cash and cash equivalents at March 31, 2017, were $7.5 million compared to $7.6 million at 2016 year-end.  Working capital increased to $9.0 million from $8.0 million at year-end.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time. The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 1-650-521-5176 for international callers. The conference ID is 15297125.  A telephone replay will be available through May 23, 2017, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406.  Conference ID 15297125. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q1 earnings call’ icon at left. A replay of the Webcast will be accessible at that website through May 23, 2017. The webcast is also available by clicking the following link:  http://edge.media-server.com/m/p/mxsyfoks

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services for connected mobile devices to over 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading solutions and services for consumer lifecycle engagement (acquisition, activation, upsell, retention) analytics and monetization. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India,

Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter http://twitter.com/EvolvingSystems

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products; the ability to successfully transition to a managed-service, recurring revenue model; the ability to sustain sales and profit momentum and generate long-term revenue growth; and the ability to post quarterly results that are similar to those described in this press release; the ability to satisfy traditional closing conditions and close on the purchase of Business Logic Systems; and the ability to integrate BLS and expand the Company’s geographic footprint, strengthen its solutions portfolio and create additional shareholder value are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2017; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Evolving Systems Marketing Department

marketing@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended
	March 31,
(Unaudited)	2017	2016

Revenue:
License fees	$343	$813
Services	5,532	5,667
Total Revenue	5,875	6,480
Costs of revenue and operating expenses:
Costs of revenue, excluding depreciation and amortization	1,545	1,449
Sales and marketing	1,068	1,380
General and administrative	973	968
Product development	474	955
Depreciation	51	77
Amortization	196	196
Restructuring	—	941
Total costs of revenue and operating expenses	4,307	5,966
Income from operations	1,568	514
Other income (expense):
Interest income	1	2
Interest expense	(73)	(118)
Foreign currency exchange gain (loss)	(173)	199
Other income (expense), net	(245)	83
Income from operations before income taxes	1,323	597
Income tax expense	350	170
Net income	$973	$427
Basic income per common share	$0.08	$0.04
Diluted income per common share	$0.08	$0.04
Weighted average basic shares outstanding	11,921	11,795
Weighted average diluted shares outstanding	11,944	11,957

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
(Unaudited)	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$7,512	$7,614
Contract receivables, net	4,693	5,867
Unbilled work-in-progress	4,767	3,376
Prepaid and other current assets	1,945	1,553
Total current assets	18,917	18,410
Property and equipment, net	504	546
Amortizable intangible assets, net	4,004	4,200
Goodwill	20,718	20,599
Long-term deferred income taxes	67	—
Total assets	$44,210	$43,755
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$—	$1
Term loan — current	1,982	1,997
Accounts payable and accrued liabilities	4,310	4,274
Income taxes payable	661	617
Unearned revenue	3,008	3,532
Total current liabilities	9,961	10,421
Long-term liabilities:
Term loan, net	3,500	4,000
Total liabilities	13,461	14,421
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	97,832	97,744
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(9,638)	(9,992)
Accumulated deficit	(56,204)	(57,177)
Total stockholders’ equity	30,749	29,334
Total liabilities and stockholders’ equity	$44,210	$43,755

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

	Three months ended
	March 31,
(Unaudited)	2017	2016
Non-GAAP net income and income per share:
GAAP net income	$973	$427
Amortization of intangible assets	196	196
Stock-based compensation expense	81	76
Restructuring	—	941
Income tax adjustment for non-GAAP*	(102)	(388)
Non-GAAP net income	$1,148	$1,252

Diluted net income per share:

GAAP	$0.08	$0.04
Non-GAAP	$0.10	$0.10
Shares used to compute diluted EPS	11,944	11,957

	Three months ended
	March 31,
	2017	2016
Adjusted EBITDA:

Net income	$973	$427
Depreciation	51	77
Amortization of intangible assets	196	196
Stock-based compensation expense	81	76
Restructuring	—	941
Interest expense and other (benefit), net	245	(83)
Income tax expense	350	170
Adjusted EBITDA	$1,896	$1,804

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.